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		     SECURITIES AND EXCHANGE COMMISSION

			  Washington, D.C. 20549

			  ______________________

				  FORM 8-K


			       CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported) October 23, 1995



			     Ethyl Corporation
	   (Exact name of registrant as specified in its charter)


	  Virginia                 1-5112                     54-0118820
(State or other jurisdiction     (Commission                (IRS Employer
     of incorporation)           File Number)            Identification No.)





	    330 South Fourth Street, Richmond, Virginia        23219
	     (Address of principal executive offices)        (Zip Code)


Registrant's telephone number, including area code   (804) 788-5000


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Item 5.     Other Events


     On October 20, 1995, Ethyl Corporation issued a press release, a copy of which is attached hereto as Exhibit 99.1, commenting on the decision of the U.S. Court of Appeals for the District of Columbia Circuit ordering the U.S. Environmental Protection Agency to register MMT for use as an additive in unleaded gasoline as of November 30, 1993. Also on October 20, 1995, Ethyl Corporation issued a press release, attached hereto as Exhibit 99.2, which included its third quarter earnings and announced an anticipated settlement with the U.S. Government by its subsidiary, Ethyl Petroleum Additives, Inc.



Item 7.     Financial Statements and Exhibits.

	    (c)     Exhibits.

		    99.1    First Press Release, dated October 20, 1995.

		    99.2    Second Press Release, dated October 20, 1995.






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				  SIGNATURE


       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

					  ETHYL CORPORATION
					     (Registrant)


Date:  October 23, 1995                   By:  /s/ Wayne C. Drinkwater

					  Name:  Wayne C. Drinkwater

					  Title: Controller
						 (Principal Accounting Officer)


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				EXHIBIT INDEX


Exhibit Number and Description

      99.1  First Press Release, dated October 23, 1995.

      99.2  Second Press Release, dated October 23, 1995.

         5       EXHIBIT 99.1

     FOR IMMEDIATE RELEASE:

	Richmond, Virginia, October 20 -- Ethyl Corporation (NYSE:EY) today said a federal appeals court's unanimous decision ordering the U.S. Environmental Protection Agency
     (EPA) to register the company's manganese-based fuel additive for use in unleaded gasoline retroactively to November 30, 1993, eliminates the last hurdle to commercial introduction of the product in the U.S.

	Bruce C. Gottwald, chairman of the board and chief executive officer of Ethyl said: "The decision by the U.S. Court of Appeals clears the way for HiTECr 3000 performance additive (MMT) to be blended into U. S. unleaded gasoline and begin contributing to a cleaner environment. We contend this product has been properly registered all along and the court has strongly agreed with our position."

	Mr. Gottwald also noted: "The use of HiTECr 3000 performance additive will reduce nitrogen oxide emissions from automobiles by 20 percent and carbon monoxide emissions by five to six percent. Furthermore, use of Ethyl's additive could reduce substantially U.S. refinery emissions by increasing the efficiency of gasoline refining as well as saving up to 30 million barrels of crude oil each year."

	The U.S. Court of Appeals for the District of Columbia
     Circuit in its October 20 written opinion said:   "Because the
     only barrier to Ethyl's registering MMT as an additive for use in unleaded fuel before promulgation of the 1994 regulations was lack of a Section 211(f)(4) waiver, as EPA counsel acknowledged at oral argument, a complete remedy for Ethyl requires that the registration be treated as taking effect on approximately the date it would have occurred if EPA had acted lawfully -- November 30, 1993."

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         6       EXHIBIT 99.2

	Richmond, Va., October 20 -- Ethyl Corporation (NYSE:EY) today reported that net income for the third quarter of 1995 was $17 million, or 14 cents a share, compared to third-quarter 1994 net income of $22.5 million, or 19 cents a share. However, excluding special items for both periods, third-quarter 1995 earnings would have increased 15 percent to $21.1 million, or 18 cents a share, compared to third-quarter 1994 earnings of $18.3 million, or 15 cents a share.

	For the first nine months of 1995, net income was $51.5 million, or 43 cents a share, compared to net income for the same period in 1994 of $73.1 million, or 62 cents a share. The 1994 results included two months of earnings of the businesses spun off as Albemarle Corporation (NYSE:ALB) at the close of business on February 28, 1994.

	Third-quarter and nine-month 1995 net income included a provision of about $4.1 million after tax, or four cents a share, to cover the costs of an expected legal settlement by a subsidiary with the civil division of the U.S. Department of Justice. The expected settlement by Ethyl Petroleum Additives, Inc. (EPAI) is associated with EPAI qualification issues prior to 1991 concerning two products sold for use in government vehicles. EPAI brought the matter to the government's attention in 1991 and assumed the matter had been resolved. Third-quarter and nine-month 1994 net income included an after-tax gain of approximately $4.2 million, or four cents a share, from the sale of Ethyl's pharmaceutical business in September 1994. Excluding the special items from both nine-month periods, earnings in the first nine months of 1995 were down 11 percent compared to pro forma (without the results of Albemarle) 1994 earnings.

	Ethyl's net sales for the third quarter of 1995 were $241.7 million compared to third-quarter 1994 sales of $244.9 million, a decrease of one percent. However, excluding the prior-year revenues of the pharmaceutical business, third-quarter 1995 net sales would have increased five percent. Net sales for the first nine months of 1995 were $700.5 million, down from $910.1 million in 1994, which included two months of sales of the spun-off Albemarle businesses as well as the sales of the pharmaceuticals business. Ethyl's sales for the first nine months of 1995 were down less than one percent compared with nine-month pro forma 1994 sales excluding the prior-year sales of the pharmaceuticals business.

	Bruce C. Gottwald, chairman of the board and chief executive officer of Ethyl, said: "The third-quarter and nine-month lead antiknock results continue to be in line with our expectations, and earnings from this business for the year are still expected to be about even with 1994. Results from other refinery fuel additives were well ahead of 1994 levels with similar results expected for the full year. Third-quarter 1995 results for lubricant additives were below previously expected levels, reflecting softer than anticipated market demand and somewhat lower margins. If this trend continues, the full-year lubricant additives earnings may be below 1994 results. Other fuel additives results continue to be below 1994."

	In regard to the expected settlement with the Justice Department, Mr. Gottwald said: "There were no complaints concerning the performance of EPAI's products during the period in question and therefore we believe the amount is excessive. The Company, however, is willing to accept such a settlement to avoid litigation."

	Ethyl Corporation develops, manufactures and blends performance-enhancing fuel and lubricant additives marketed worldwide to refiners and others who sell petroleum products for use in transportation and industrial equipment. Ethyl additives increase the value of gasoline, diesel and heating fuels as well as lubricants for engines, automatic transmissions, gear and hydraulic and industrial equipment.
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